Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Walt Disney Company of our report dated November 21, 2018, except for the change in composition of reportable segments as discussed in Note 1 to the consolidated financial statements, as to which the date is February 15, 2019, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in The Walt Disney Company’s Current Report on Form 8-K dated February 15, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 27, 2019